EXCEL TECHNOLOGY, INC.
                            41 Research Way
                         E. Setauket, NY 11733
                         ......................

    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 19, 2005

                         .......................

     Notice is hereby given that the Annual Meeting of Stockholders of Excel Technology, Inc. (the "Company") will be held at the offices of Excel Technology, Inc., 41 Research Way, East Setauket, New York 11733, on April 19, 2005, at 10:00 A.M. EST, for the following purposes:

  1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

  2. To ratify the selection of KPMG LLP to serve as independent auditors for the year ending December 31, 2005; and

  3. To transact such other business as may properly be presented for action at the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 8, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. The giving of such proxy will not affect your right to revoke such proxy before it is exercised or to vote in person should you later decide to attend the meeting.

     All stockholders are cordially invited to attend the meeting.

                                       By Order of the Board of Directors


                                       /s/ J. Donald Hill
                                       .....................
                                       J. Donald Hill,
                                       Chairman of the Board


March 18, 2005

         IT IS IMPORTANT THAT THE ENCLOSED PROXY FORM BE COMPLETED
                         AND RETURNED PROMPTLY.





                         EXCEL TECHNOLOGY, INC.
                            41 Research Way
                         E. Setauket, NY 11733
                         ......................

                            PROXY STATEMENT
                         ......................

        ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 19, 2005
        ........................................................

                 SOLICITATION AND REVOCATION OF PROXIES

     This statement is furnished in connection with the solicitation by the Board of Directors of Excel Technology, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of the Stockholders of the Company to be held on April 19, 2005, at 10:00 A.M. EST, at the offices of the Company, 41 Research Way, East Setauket, New York 11733 and any adjournments thereof (the "Meeting").

     A form of proxy is enclosed for use at the Meeting. The proxy may be revoked by a stockholder at any time before it is voted by execution of a proxy bearing a later date or by written notice to the Corporate Secretary before the Meeting, and any stockholder present at the Meeting may revoke his proxy thereat and vote in person if he so desires. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted by the person named in the form of proxy (i) FOR the election of the nominees for directors named herein, (ii) FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2005, and (iii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Meeting.

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or regular employees of the Company (who will receive no extra compensation for these services) in person or by telephone or telefax. The Company may also request brokerage houses, custodians, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the Company's common stock (the "Common Stock"), and will reimburse such holders for their reasonable expenses in connection therewith. The approximate date of mailing of this proxy statement is March 18, 2005.

     Only stockholders of record at the close of business on March 8, 2005 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were 12,053,429 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote. The holders of a majority of the shares of Common Stock outstanding on the Record Date and entitled to vote at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes each shall be included as shares present and voting for purposes of determining whether a quorum is present at the Meeting. Each vote shall be tabulated separately. Abstentions shall be counted as votes present and entitled to be cast for purposes of determining whether a proposal has been approved. As a result, they will have the same effect as a vote against a proposal. Broker non-votes, if any, will be treated as not present or represented for purposes of determining whether stockholder approval of the matter has been obtained. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal. Other than the election of directors, which requires a plurality of the votes entitled to be cast by holders of shares represented in person or by proxy at the Meeting, each matter submitted to the stockholders requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented in person or by proxy at the Meeting.

                             PROPOSAL NO. 1
                  NOMINATION AND ELECTION OF DIRECTORS

     Five persons, all of whom are members of the present Board of Directors, are nominees for election to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the five nominees named below. If any nominee should refuse or be unable to serve, the shares represented by the proxies will be voted for any nominee as shall be designated by the Board of Directors to replace any such nominee. Each of the nominees named herein has consented to serve as a director if elected.

     The Board of Directors recommends that the stockholders vote FOR the election of all nominees to the Board of Directors listed below.

                            Nominee          Age
                        .........................
                        J. Donald Hill        72
                        Steven Georgiev       71
                        Howard S. Breslow     65
                        Donald E. Weeden      74
                        Ira J. Lamel          57

     The following information is submitted concerning the nominees named for election as directors based upon information received by the Company from such persons.

     Mr. Hill has been Chairman of the Board of Directors since January 1996. He served as Chief Executive Officer of the Company from January 1996 to October 2000, President of the Company from August 1994 until February 1998, and Chief Financial Officer of the Company from January 1994 until March 1995. In addition, he was President of Quantronix Corporation ("Quantronix"), a subsidiary of the Company, from November 1992 until January 1996, and was a business consultant to Quantronix from February 1992 to November 1992. From January 1991 to October 1991, Mr. Hill was Chief Executive Officer of Medstone International, Inc., a company engaged in the manufacture, marketing and sale of shock wave therapy devices. From 1988 to 1990, he was Director of Corporate Finance at Weeden & Co., an investment firm and member of the New York Stock Exchange. Mr. Hill served as Vice Chairman of First Affiliated Securities, Inc. from 1978 to 1988, and from 1966 to 1977 he was a General Partner of Loeb, Rhoades & Company.

     Mr. Georgiev has been a director of the Company since December 1991. From 1993 to 1997, he served as Chairman and CEO of Palomar Medical
Technologies, Inc. ("Palomar"), a biotechnology company. Since 1988, he has acted as a business and management consultant to several high technology companies, including EG&G, Inc., Cybernetics Products, Inc., Camber, Inc., Dynatrend, Inc. and Palomar. From 1972 to 1975, and later from 1978 to 1988, Mr. Georgiev was Chairman, President and Treasurer of Dynatrend, Inc., which specializes in providing engineering and program management services primarily to the United States Government. From 1961 to 1972, and later from 1975 to 1978, Mr. Georgiev held a variety of positions with Avco Systems, a high technology aerospace business, including Project Director - Missile Systems; Director of Engineering; Director of Advanced Programs; and Vice President - Marketing and Planning. Since 1980, Mr. Georgiev also has been involved in the start-up and subsequent development of several companies. Mr. Georgiev has a B.S. degree in engineering physics and an M.S. degree in management.

     Mr. Breslow has been a director of the Company since January 1996. Since 1972, he has been a partner of the law firm of Breslow & Walker, LLP, New York, New York, which firm serves as general counsel to the Company. Mr. Breslow currently serves as a director of BioLife Solutions, Inc., a publicly-held company engaged in the development and sale of solutions for the preservation of cells, tissues, and organs; and Lucille Farms, Inc., a publicly-held company engaged in the manufacture and marketing of dairy products.

     Mr. Weeden has been a director of the Company since May 2003. Since 1987, Mr. Weeden has been Chairman of Weeden Securities Corporation, the General Partner of Weeden & Co., L.P., a New York Stock Exchange member firm, and a member of the National Association of Securities Dealers. Over the years, Mr. Weeden has participated as an early venture investor in a number of companies involved in the semiconductor industry. Mr. Weeden graduated from Stanford University with a B.A. in economics.

     Mr. Lamel has been a director of the Company since April 2004. He has been Executive Vice President, Chief Financial Officer and Treasurer of Hain Celestial Group since October 2001, and he has served as Corporate Secretary since January 2003. From June 1973 to September 2001, Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities. Ernst & Young LLP served as the Company's independent auditor for the year ended December 31, 2000, and Mr. Lamel directed the Company's audit that year. In addition, Mr. Lamel currently serves as director of Harvey Electronics, Inc., a publicly-held company engaged in the retail sale, service and custom installation of audio, video and home theater equipment.

Director Compensation

     On April 24, 2004, each member of the Board of Directors was granted immediately exercisable, non-incentive options to purchase 20,000 shares of Common Stock at an exercise price of $34.68 per share, the fair market value on such date.

     In addition, on October 11, 2004, Ira Lamel, the Chairman of the Company's Audit Committee, was granted immediately exercisable, non-incentive options to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value on such date.

     On February 7, 2005, each member of the Board of Directors was granted immediately exercisable, non-incentive options to purchase 20,000 shares of Common Stock at an exercise price of $22.59, the fair market value on such date.

Board Meetings

     The Board of Directors currently consists of five persons: J. Donald Hill, Howard S. Breslow, Steven Georgiev, Donald Weeden and Ira Lamel. The Board held six meetings during the year ended December 31, 2004. Each director (during the period in which he was a director) attended at least 80% of the total number of Board meetings and meetings of all committees on which he served. Although the Company does not have a formal policy regarding attendance by the Board of Directors at the Company's Annual Meeting of Stockholders, it strongly encourages directors to attend. All of the members of the Company's current Board of Directors attended last year's Annual Meeting of Stockholders.

Board Committees

     Audit Committee. The Board of Directors has an Audit Committee which operates under a written charter adopted by the Board of Directors. The Audit Committee held four meetings during the year ended December 31, 2004. The Audit Committee is comprised of Messrs. Georgiev, Lamel, and Weeden. Mr. Georgiev, Mr. Weeden and Mr. Lamel are "independent directors" as defined under NASDAQ rules. Mr. Georgiev and Mr. Lamel are qualified as audit committee financial experts within the meaning of the SEC regulations.

     Compensation Committee. Management compensation for 2004 was determined by a Compensation Committee which met once during 2004. The Compensation Committee is comprised of Messrs. Georgiev, Lamel, and Weeden. The role of the Compensation Committee is to evaluate the performance of the Company's executive officers, and to determine and approve their compensation.

     Nominating Committee. The Board of Directors has no standing nominating committee. The Company believes that obtaining input from all of its directors in connection with Board nominations enhances the nomination process. The Company currently does not have a charter with regard to the nomination process. The nominations of the directors standing for election or re-election at the Meeting were unanimously recommended for selection by the independent directors, and were unanimously approved by the Board of Directors.

     The Company does not have a formal policy concerning stockholder recommendations of nominees to the Board of Directors. The need for such a policy has not arisen since, to date, the Company has not received any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the Board's slate of nominees in the Company's proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Company will consider director candidates
recommended by stockholders.   Any stockholder desiring to make such a
recommendation should send the recommendation, in writing, to the Corporate Secretary at the address of the Company set forth on the first page of this Proxy Statement, no later than the date by which stockholder proposals for action must be submitted. The recommendation should include the recommended candidate's biographical data, and should be accompanied by the candidate's written consent to nomination and to serving as a director, if elected.

     The Company's goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. The Company does not have any formal rules or policies regarding minimum qualifications for nominees, but expects that its candidates be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, and possess the relevant expertise and experience necessary to assist the Board and the Company to increase stockholder value.

     The Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will seek to identify nominees that possess the characteristics outlined above. Current members of the Board of Directors are polled for suggestions. Research also may be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

     In evaluating director nominees, the Board of Directors may consider the following factors:

     - the appropriate size and the diversity of the Company's Board of Directors;
     - the needs of the Company with respect to the particular talents and experience of its directors;
     - the knowledge, skills and experience of nominees, including experience in technology, business, or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
     -  familiarity with national and international business matters;
     -  experience with accounting rules and practices; and
     - the need to satisfy governance and other standards set by the SEC and NASDAQ.

     The Board of Directors may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.


Audit Committee Report

     The Company's management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes on behalf of the Board of Directors.

     The Audit Committee has reviewed and discussed the audited financial statements with management. Management represented to the Audit
Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and has discussed with the independent auditors the auditors' independence from the Company and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the nonaudit services provided by KPMG LLP were compatible with their independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

                                                 Steven Georgiev
                                                 Ira Lamel
                                                 Donald Weeden

              EXECUTIVE OFFICERS AND SUBSIDIARY PRESIDENTS

     The Company's executive officers, as well as the Presidents of the Company's directly and indirectly owned subsidiaries, are listed in the table below. Information concerning such employees (to the extent not provided elsewhere in this Proxy Statement) follows the table.

      Name            Age                      Position
      ....            ...                      ........

Executive Officers
...................
J. Donald Hill         72    Chairman of the Board

Antoine Dominic        43    Chief Executive Officer, President, Chief
                             Operating Officer

Alice Varisano         51    Chief Financial Officer

Subsidiary Presidents
......................
Greg Anderson          53    President, Control Systemation, Inc.

Redmond P. Aylward     53    President, Cambridge Technology, Inc.

Reinhard Baumert       60    President, Excel Technology Europe GmbH

Dave Clarke            43    President, Synrad, Inc.

Laurence E. Cramer     54    President, Continuum Electro-Optics, Inc.

Francis Dominic        46    President, The Optical Corporation
                             President, Photo Research, Inc.

Qiang Fu               42    President, Quantronix Corporation

Stephen C. Graham      49    President, Control Laser Corporation

Kuni Kobayashi         62    President, Excel Technology Japan K.K.

Ooi Poay Chuan         51    President, Excel Technology Asia Sdn. Bhd.

     Mr. Dominic has been Chief Executive Officer since October 2000 and President and Chief Operating Officer of the Company since February 1998.
 He served as Chief Financial Officer of the Company from March 1995 until December 26, 2004 and as a director of the Company from January 1996 through April 2004. In addition, Mr. Dominic served as President of Quantronix from January 1996 until October 2000. From June 1992 to January 1995, Mr. Dominic was Executive Vice President, Chief Financial Officer and Director of CompuDyne Corporation, a manufacturer of data acquisition equipment and access control systems, and Corcap Inc., a holding company (both are related publicly-held companies). From March 1990 to June 1992, Mr. Dominic was the Chief Financial Officer for CompuDyne Corporation and Corcap, Inc. From August 1987 to March 1990, Mr. Dominic was Chief Financial Officer of Quanta Systems Corporation, a division of CompuDyne Corporation. Mr. Dominic holds a B.S. in accounting, an M.B.A., and is a non-practicing CPA.

     Alice Varisano, a certified public accountant, has been the Chief Financial Officer since December 27, 2004. From 1987 through 2004 she was a principal at Ernst & Young LLP where she coordinated services for many multinational public companies. Ms. Varisano holds a B.S. in Accounting and M.S. in Taxation.

     Mr. Anderson has been the President of Control Systemation, Inc., a subsidiary of the Company, since October 2000. Previously, Mr. Anderson had been with Control Laser Corporation for almost 20 years and had served in many positions within the company including Project Engineer, Mechanical Engineering Manager, Custom Systems Manager, Software Manager and as Vice President. Mr. Anderson has worked previously as Manufacturing Engineering Manager for Acme Cleveland Corporation and Plant Engineer for General Motors Corporation. Mr. Anderson holds a B.S. in Engineering and Computer Science.

     Mr. Aylward has been President of Cambridge Technology, Inc. ("Cambridge"), a subsidiary of the Company, since February 1999. He joined Cambridge as Director of Sales & Marketing in 1994, and was promoted to Vice President of Sales & Marketing in 1997. Prior to Cambridge, he worked for GenRad, Inc., where he held positions in Product Line Management, Marketing Management, Engineering Management and Design Engineering for over 18 years. Mr. Aylward holds B.S. and M.S. degrees in Electrical Engineering from Northeastern University.

     Dr. Baumert has been President of Excel Technology Europe GmbH, a subsidiary of the Company, since November 1990. From 1982 to 1985, he developed commercial laser and laser applications at Battelle
Institute/Frankfurt. In 1985, he joined Spectra Physics as Export Sales Manager. Dr. Baumert holds a Ph.D. in physics.

     Mr. Clarke has been President of Synrad, Inc. ("Synrad"), a subsidiary of the Company, since September 1998. Mr. Clarke joined Synrad in 1994 as International Sales Manager. In 1995, he became Vice President of Marketing and President of Emerald Laser, Synrad's then research and development division. Previously, Mr. Clarke worked for Optilas Ltd., a European distributor of laser technology, for eight years in various positions including General Manager. Mr. Clarke holds a B.S. degree in Applied Physics.

     Dr. Cramer has been President of Continuum Electro-Optics, Inc. ("Continuum"), a subsidiary of the Company, since October of 2002. He joined Continuum as Vice President of R&D in April of 1999 and was promoted to Executive Vice President/General Manager in June of 2001. Prior to Continuum, Dr. Cramer was President of Laser Diode, Inc. for five years and worked at Spectra Physics, Inc. where he held positions in Product Line Management, Marketing and Sales Management, Engineering Management and General Management for over 15 years. Dr. Cramer holds a B.A. in Chemistry and Physics and M.S. and Ph.D. degrees in Chemical Physics.

     Mr. Francis Dominic has been President of Photo Research, Inc., a subsidiary of the Company, since November 1996, and President of The Optical Corporation, a subsidiary of the Company, since June 2000. From 1988 to 1996, he was Vice President and General Manager of Seth-Cole, a manufacturer of reprographics and graphic arts media. He holds a B.S. degree in Engineering and an M.B.A. Francis Dominic is the brother of Antoine Dominic.

     Dr. Qiang Fu has been President of Quantronix Corporation ("Quantronix"), a subsidiary of the Company, since October 2000. He joined Quantronix in 1992 as a senior R&D scientist. He was promoted to Director of Research and Development in 1996, Vice President of Research and Development in 1998, and Executive Vice President in 1999. Dr. Fu holds B.S., M.S. and Ph.D. degrees in Physics and an M.S. degree in Electrical Engineering.

     Mr. Graham has been President of Control Laser Corporation ("CLC"), a subsidiary of the Company, since October 2000, and he was Executive Vice President of CLC from September 1997 to September 2000. Having worked with CLC for almost eighteen years, he has held several positions including Design Engineer, Electrical Engineering Manager, Program Manager, Production & Manufacturing Manager and Sales & Marketing Director. Prior to joining CLC, he worked as an Electrical Design Engineer at Insystec, Inc., a manufacturer of notebook computers, and at TRW Financial Systems, Inc., a manufacturer of ATMs and Point of Sale Terminals. Mr. Graham holds a B.S. degree in Electrical Engineering and an M.B.A.

     Mr. Kobayashi has been President of Excel Technology Japan K.K., a subsidiary of the Company, since it was established in September 2002.
He had been involved with solid and ion laser development for 10 years before he began selling and servicing the lasers. As the owner of OptoFocus Corp., he represented Quantronix as an exclusive representative in Japan for over 22 years. In September 2002, he sold OptoFocus Corp. to the Company. Mr. Kobayashi holds a B.S. degree in Physics.

     Mr. Ooi Poay Chuan has been President of Excel Technology Asia Sdn. Bhd. ("Excel Asia"), a subsidiary of the Company, since November 1999. From April 1998 to October 1999, he was Operations Manager for Excel Asia. Prior to April 1998, he worked for Lumonics Corporation, Inc. as Service Engineer, Service Manager and Regional Sales Manager covering Asian Pacific territories. He has extensive laser training on marking and industrial laser systems. Mr. Ooi holds a degree in Electrical Engineering.

                         EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation earned by the Named Executive Officers for services rendered to the Company for each of the last three years. The Named Executive Officers include the Company's Chief Executive Officer and the executive officers of the Company (other than the Chief Executive Officer) who received salary and bonus payments in excess of $100,000 in 2004.







                                              Annual Compensation          Long Term Compensation
                                         ..............................  ...........................
                                                                Other
                                                                 Annual    Securities
        Name and                                                 Compen-   Underlying      All Other
        Principal                         Salary      Bonus      sation   Options/SARs    Compensation
        Position                  Year      ($)      ($) <F1>   ($) <F2>      (#)              ($)
...........................        .....  .........   .........  ........  .............   ............
J. Donald Hill                    2004   $175,000   $        0        0     20,000 <F3>          0
...............                    2003   $175,000   $        0        0     10,000 <F3>          0
Chairman of the Board,            2002   $295,000   $   50,000        0    110,000 <F3>          0
 Excel Technology, Inc.

Antoine Dominic
................                   2004   $500,000   $1,102,500        0     20,000 <F3>          0
President, Chief Executive        2003   $425,000   $  885,500        0     10,000 <F3>          0
 Officer, Chief Operating,        2002   $351,000   $  671,000        0    210,000 <F3>          0
 Officer, Excel Technology, Inc.
...............................................................................................................

<F1>  The amounts indicated reflect bonuses for the years in which they were earned.
<F2>  In accordance with SEC rules, perquisites totaling the lesser of either $50,000, or 10% of the officer's annual salary and bonus, have been omitted.
<F3>  Represents options to acquire shares of Common Stock



                        OPTION GRANTS DURING 2004

     The following table provides information related to options granted to the Named Executive Officers during the year ended December 31, 2004:






                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                           Annual Rates of Stock
                                                                                           Price Appreciation for
                                                 Individual Grants                           Option Term <F1>
                   ....................................................................    .......................
                     Number of        % of Total
                       Shares        Options/SARs
                     Underlying        Granted to       Exercise or
                    Option/SARs        Employees         Base Price      Expiration
Name                Granted <F2>    in Fiscal Year      $/Share <F3>         Date            5%          10%
.................   ............     ...............  ...............   ................  .........   ..........
J. Donald Hill        20,000             22.0%             $34.68          4/25/14       $436,201    $1,105,420
Antoine Dominic       20,000             22.0%             $34.68          4/25/14       $436,201    $1,105,420
Alice Varisano        40,000             44.0%             $26.51          12/28/14      $666,880    $1,690,005
.................................................................................................................

<F1>  The potential realizable value portion of the foregoing table illustrates value that might be received upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options.  These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
<F2>  Fully vested options to acquire shares of Common Stock.
<F3>  The exercise price equaled the fair market value of the Common Stock on the date of grant.





                       OPTION EXERCISES DURING 2004
                       AND YEAR END OPTION VALUES

     The following table provides information related to options exercised by the Named Executive Officers during 2004 and the number and value of options held at year-end. The Company does not have any outstanding stock appreciation rights.



                                                                                          Value of Unexercised
                                                               Number of Unexercised           In-the-Money
                                                                    Option/SARs               Options/SARs
                                                               at Fiscal Year End (#)  at Fiscal Year End ($) <F1>
                                                          ...........................  ...........................
                        Shares Acquired    Value Realized
Name                    on Exercise (#)         ($)       Exercisable  Unexercisable   Exercisable  Unexercisable
................         ...............    .............. ............ ..............  ............ .............
J. Donald Hill                0            $        0      303,334      33,333          $3,828,190   $361,667
Antoine Dominic          97,708            $1,908,247      223,125      66,667          $1,313,129   $723,333
Alice Varisano                0            $        0       40,000           0          $        0   $      0
..................................................................................................................

<F1>  The closing price for the Common Stock as reported on the NASDAQ National Market System on December 31, 2004
was $26.00. Value is calculated on the basis of the difference between the option exercise price and $26.00, multiplied by the number of shares of Common Stock underlying the option.








                   EMPLOYMENT AND RELATED AGREEMENTS
     In October 2000, the Company entered into a five-year employment agreement with J. Donald Hill, which agreement was amended on October 3, 2002 to, among other things, adjust Mr. Hill's base salary to $175,000 per annum, subject to annual review. Pursuant to the agreement, Mr. Hill is eligible to receive bonus compensation in accordance with corporate bonus plans adopted by the Board from time to time. In the event the Company terminates Mr. Hill's employment without cause, he is entitled to receive his base salary for a period of two years from termination. On March 11, 2005, the agreement was amended further to (a) extend the term thereof for a period of two years, and (b) provide for the payment to Mr. Hill, in the event he voluntarily leaves the employ of the Company on account of a change in control (as defined in such amendment), of $1,000,000 plus a gross-up of any excise tax payable by him with respect to any portion of such payment constituting an excess parachute payment under Section 280G of the Internal Revenue Code. The agreement expires in October, 2007.

     In October 2000, the Company entered into a five-year employment agreement with Antoine Dominic, which automatically renews for additional one-year periods unless employment is terminated as provided in the agreement. Pursuant to such agreement, Mr. Dominic received a base salary of $500,000 for 2004. Mr. Dominic's base salary is subject to annual review, and he is eligible to receive bonus compensation in accordance with corporate bonus plans adopted by the Board from time to time. The agreement provides that in the event the Company terminates Mr. Dominic's employment without cause, he is entitled to receive his base salary for a period of two years from termination. On March 11, 2005, the agreement was amended to (a) extend the term thereof for a period of one year, and (b) provide for the payment to Mr. Dominic, in the event he voluntarily leaves the employ of the Company on account of a change in control (as defined in the agreement), of an amount equal to 300% of his base salary for the year in which the change of control takes place, (but in no event less than $1,000,000), plus a gross-up of any excise tax payable by him with respect to any portion of such payment constituting an excess parachute payment under Section 280G of the Internal Revenue Code.

     In December 2004, the Company entered into a four-year employment agreement with Alice Varisano. The agreement provides for a base salary of $275,000, a non-accountable expense allowance of $25,000, and a yearly bonus as determined by the Board which bonus shall not be less than $50,000. The Agreement also provides that (a) in the event the Company terminates Ms. Varisano's employment without cause or if she resigns for Good Reason (as defined in the employment agreement), she is entitled to receive a severance payment equal to one year of compensation (including base salary, expense allowance and minimum bonus), and (b) if her employment is terminated due to a Change in Control (as defined in the employment agreement), she is entitled to receive a severance payment equal to two years compensation (including base salary, expense allowance and minimum bonus).


       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Management compensation for 2004 was determined by the non-employee directors of the Company. None of these outside directors was at any time during 2004 or at any other time an officer or employee of the Company, and none of them had any relationship with the Company requiring disclosure under SEC rules.

            REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Guidelines

     The Company is engaged in a highly competitive industry and must attain high levels of quality and safety in the design, production, and servicing of its products. To succeed, the Company believes that it must offer executive compensation that reflects competitive pay practices of other companies and job responsibility, and enables the Company to attract, retain, and reward qualified, experienced executives. The Company also believes that any competitive pay package should be structured, in part, to align management's interests with the success of the Company by making a portion of compensation dependent on operating achievements and, to a lesser extent, on stock performance. The Compensation Committee has determined that these objectives are best met by offering the Company's three executive officers competitive base salaries, stock options that vest over time, and where appropriate, quarterly bonuses which are payable based on a percentage of pre-tax profits, with the percentage increasing as pre-tax profits increase.

Chief Executive Officer Compensation

     Based on the criteria described above, the Compensation Committee of the Board of Directors approved an increase in Mr. Dominic's annual base salary, effective January 2004, from $425,000 to $500,000. In determining Mr. Dominic's base salary increase, the Compensation Committee considered several factors including the Company's revenues, earnings and cash-flow. Mr. Dominic's bonus under his performance-based bonus plan (as amended) increased from $885,500 in 2003 to $1,102,500 in 2004 as a result of increases in the Company's pre-tax earnings from the prior year.

                                                 Ira Lamel
                                                 Steven Georgiev
                                                 Donald Weeden

            BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

     The following table sets forth certain information, based upon publicly available filings or information provided to the Company, regarding the beneficial ownership of Common Stock by each person owning more than 5% of the Common Stock, each director and nominee, each Named Executive Officer, and all directors and executive officers as a group. Except as otherwise indicated, all information is as of March 8, 2005.

           Name                           Number
(and Address of 5% Holders)              Owned (1)  Percentage of Class**
....................................... ............ .....................
Citigroup, Inc.                        1,986,577 (2)        16.5%
399 Park Avenue
New York, NY 10043

Columbia Wanger Asset Management, L.P.,  809,500 (3)         6.7%
  WAM Acquisition GP, Inc. &
  Columbia Acorn Trust
227 West Monroe Street, Suite 3000
Chicago, IL  60606

Royce & Associates, LLC                  637,700 (4)         5.3%
1414 Avenue of the Americas
New York, NY  10019

J. Donald Hill                           617,100 (5)         4.9%

Antoine Dominic                          528,825 (6)         4.2%

Alice Varisano                            40,000 (7)          *

Steven Georgiev                           40,000 (8)          *

Howard S. Breslow                         92,000 (9)          *

Donald E. Weeden                          50,000 (10)         *

Ira Lamel                                 60,000 (11)         *

Executive officers and directors
as a group (seven persons)             1,427,925 (12)       10.8%

*Less than 1%.
**Based on the number of shares outstanding on the Record Date.
(1) Unless otherwise indicated below, all shares are owned beneficially and of record.
(2) Information with respect to Citigroup, Inc. ("Citigroup") and related parties is based on the Schedule 13G, dated February 4, 2005, filed by those parties. Of the total shares reported, Citigroup has shared voting and dispositive power with respect to 1,986,577 shares, Citigroup Global Markets Holdings, Inc. ("CGM Holdings") has shared voting and dispositive power with respect to 1,963,613 shares, Smith Barney Fund Management, LLC ("SB Fund") has shared voting and dispositive power with respect to 710,850 shares, Citigroup Financial Products, Inc. ("CFP") has shared voting and dispositive power with respect to 1,252,763 shares, and Citigroup Global Markets, Inc. ("CGM") has shared voting and dispositive power with respect to 1,252,683 shares. CFP is the sole stockholder of CGM, CGM Holdings is the sole stockholder of CFP and the sole member of SB Fund, and Citigroup is the sole stockholder of CGM Holdings.
(3) Information with respect to Columbia Wanger Asset Management, L.P. ("WAM"), WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") and Columbia Acorn Trust ("Acorn") is based on the Schedule 13G, dated February 11, 2005, filed by those parties. Of the total shares reported, WAM and WAM GP have shared voting and dispositive power with respect to 809,500 shares and Acorn has shared voting and dispositive power with respect to 625,000 shares.
(4) Information with respect to Royce & Associates, LLC ("Royce") is based on the Schedule 13G, dated January 27, 2005, filed by that party. Of the total shares reported, Royce has sole voting and dispositive power with respect to 637,700 shares.
(5) Includes 436,667 shares of Common Stock underlying exercisable stock options.
(6) Includes 489,793 shares of Common Stock underlying exercisable stock options.
(7) Consists of 40,000 shares of Common Stock underlying exercisable stock options.
(8) Consists of 40,000 shares of Common Stock underlying exercisable stock options.
(9) Includes 80,000 shares of Common Stock underlying exercisable stock options.
(10) Consists of 50,000 shares of Common Stock underlying exercisable stock options.
(11) Consists of 60,000 shares of Common Stock underlying exercisable stock options.
(12) Includes 1,196,460 shares of Common Stock underlying exercisable stock options.


                         STOCK PERFORMANCE GRAPH

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the period from December 31, 1999 through December 31, 2004, with the cumulative total return on the S&P 500 and the Company Peer Group. The Company Peer Group is made up of the following 7 companies all of which are in the laser technology field: Coherent, Inc., Electro Scientific Industries, Inc., Thermo Electron Corp., Laserscope, Rofin-Sinar Technologies, Inc., Spectranetics Corporation (The) and GSI Lumonics, Inc.

    (Assumes Initial Investment of $100 & Reinvestment of Dividends)

                         1999    2000    2001    2002   2003    2004
                         ....  ....... ....... ....... ....... .......
Excel Technology, Inc.   $100  $111.14 $ 96.99 $ 99.73 $183.16 $144.93
S & P 500                $100  $ 90.90 $ 80.10 $ 62.39 $ 80.29 $ 89.02
Peer Group               $100  $148.76 $130.22 $103.01 $140.66 $169.65



                             PROPOSAL NO. 2
                RATIFICATION OF APPOINTMENT OF AUDITORS

     The Audit Committee has selected the accounting firm of KPMG LLP ("KPMG") to serve as independent auditors of the Company for the year ending December 31, 2005, and proposes the ratification of such decision.
 Although the Audit Committee is not required to seek your approval of this appointment, it is customary practice to do so. No determination has been made as to what action the Audit Committee and the Board would take if you fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent audit firm if it concludes such a change would be in the best interests of the Company and its stockholders. A representative of KPMG is expected to be present at the Meeting to make a statement if he wishes to do so and to respond to appropriate stockholder questions.

Prior Auditors

     During 2002, Ernst & Young LLP ("E&Y") acted as independent auditor for the Company and its subsidiaries. On April 9, 2003, the Company notified E&Y that it was not engaging E&Y as the Company's independent auditor for the year ended December 31, 2003, and it appointed KPMG as its new independent auditor. The Company retained E&Y for tax services for 2003 and 2004.

     The decision to discontinue the services of E&Y was approved by the Company's Board of Directors upon the recommendation of the Audit Committee. Prior to KPMG's appointment, the Company had not consulted with KPMG on the application of accounting principles to a specified transaction, or on the type of audit opinion that might be rendered on the Company's financial statements.

     The reports of E&Y on the Company's financial statements for 2002 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During 2002 and through April 9, 2003, there was no disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in their report.

     The Company provided E&Y with a copy of this disclosure and requested that E&Y furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the letter from E&Y, dated April 14, 2003, was filed as Exhibit 16 to the Company's Current Report on Form 8-K, dated April 14, 2003.

Audit and Other Fees

     The following table sets forth the aggregate fees billed or expected to be billed by the Company's independent auditors for audit services rendered in connection with the financial statements and reports for 2003 and 2004, and for other services rendered by such independent auditors during 2003 and 2004 on behalf of the Company and its subsidiaries. The information in the table reflects services provided by KPMG, except for the information set forth under "Tax Fees" which reflects the tax services that E&Y continues to provide to the Company. The Audit Committee approved all engagements of the independent auditor in 2004 in advance of any such engagement.

                                         Year ended December 31,
                                           2004          2003
                                        ..........     ........

     Audit Fees                         $  291,000     $227,000
     Fees related to Section 404
       of Sarbanes-Oxley                   560,000            0
     Audit-Related Fees (a)                      0       12,000
     Tax Fees (b)                          167,000      151,000
     All Other Fees (c)                          0       15,000
                                        ..........     ........
     Total                              $1,018,000     $405,000
                                        ..........     ........
                                        ..........     ........

     (a)  Principally pertains to audits of employee benefit plan.
     (b) Primarily for federal, state and international tax return preparation, planning and consultation services; also includes assistance with matters related to audits and acquisitions.
     (c)  Primarily includes services related to business acquisitions.

     The Board of Directors recommends a vote FOR ratification of the selection of KPMG as the independent auditors for the Company for the year ending December 31, 2005.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the SEC and NASDAQ, and to furnish a copy of such reports to the Company. Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the year ended December 31, 2004, the Reporting Persons complied with all applicable Section 16(a) filing requirements.

                STOCKHOLDER COMMUNICATIONS AND PROPOSALS

     Stockholders of the Company interested in communicating with the Board of Directors may do so by sending their communication to Excel Technology Board of Directors, c/o Corporate Secretary, at the address of
the Company set forth on the first page of this Proxy Statement.   All
such correspondence received by the Corporate Secretary will be delivered to one or more members of the Board of Directors.

     Stockholder proposals for action at the 2006 Annual Meeting of Stockholders must be submitted in writing to the Corporate Secretary at the address of the Company set forth on the first page of this Proxy Statement, and must be received by the Corporate Secretary no later than November 7, 2005 in order that they may be considered for inclusion in next year's proxy statement and proxy card. Stockholders who intend to present a proposal at the Company's 2006 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 31, 2006. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                             CODE OF ETHICS

     The Company has a Code of Ethics that is applicable to all employees of the Company, including the Company's executive officers. The Company will provide an electronic or paper copy of the Code of Ethics free of charge upon request. Requests may be made by calling Investor Relations at (631) 784-6175, or by writing to Investor Relations at 41 Research Way, East Setauket, New York 11733.

                        MAILINGS TO STOCKHOLDERS

     The Annual Report to stockholders of the Company for the year ended December 31, 2004, including audited consolidated financial statements, is being mailed to the stockholders along this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

     For those stockholders who share a single address, only one Annual Report and Proxy Statement will be sent to that address unless the Company has received a request from one or more of such stockholders to the contrary. This practice, known as "householding," is designed to reduce the Company's printing and postage costs. Upon request, the Company will promptly send a separate Annual Report or Proxy Statement to any stockholder residing at such an address. Requests may be made by calling Investor Relations at (631) 784-6175 or by writing to Investor Relations at 41 Research Way, East Setauket, New York 11733. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any stockholder receiving multiple copies of the Company's annual report and proxy statement desires householding, they may contact Investor Relations in the same manner.

                              OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments thereof, then with respect to such matters, the proxy holders will have the discretionary authority to vote all proxies received by them in accordance with their judgments.

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of exhibits), will be furnished without charge to any stockholder upon written request to Investor Relations, 41 Research Way, East Setauket, New York, 11733.

                                       By Order of the Board of Directors

                                       /s/ J. Donald Hill
                                       .....................
                                       J. Donald Hill,
                                       Chairman of the Board


E. Setauket, New York
March 18, 2005

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.


                          [FORM OF PROXY CARD]

                         EXCEL TECHNOLOGY, INC.
                           41 Research Way
                         E. Setauket, NY  11733

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, acknowledging receipt of the proxy statement dated March 18, 2005 of Excel Technology, Inc., hereby constitutes and appoints
J. Donald Hill and Antoine Dominic and each or any of them, attorney, agent and proxy of the undersigned, with full power of substitution to each of them, for and in the name, place and stead of the undersigned, to appear and vote all the shares of stock of Excel Technology, Inc. standing in the name of the undersigned on the books of said corporation on March 8, 2005 at the Annual Meeting of the Stockholders of Excel Technology, Inc. to be held at the offices of Excel Technology, Inc., 41 Research Way, E. Setauket, NY 11733 on April 19, 2005 at 10:00 A.M. EST, and any adjournments thereof.

     When properly executed, this proxy will be voted as designated by the undersigned. If no choice is specified, the proxy will be voted FOR the following proposals, which are set forth in the Proxy Statement:

             (Continued and to be signed on the reverse side)

                   ANNUAL MEETING OF STOCKHOLDERS OF
                         EXCEL TECHNOLOGY, INC.
                             April 19, 2005

                       Please date, sign and mail
                         your proxy card in the
                       envelope provided as soon
                              as possible

 Please detach along perforated line and mail in the envelope provided.
.........................................................................
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
    OF DIRECTORS AND "FOR" PROPOSAL 2.  PLEASE SIGN, DATE AND
    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK
        YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
.........................................................................

1.  ELECTION OF DIRECTORS
                               NOMINEES:
    [ ] FOR ALL NOMINEES       ( ) J. Donald Hill
                               ( ) Steven Georgiev
    [ ] WITHHOLD AUTHORITY     ( ) Howard S. Breslow
        FOR ALL NOMINEES       ( ) Donald E. Weeden
                               ( ) Ira J. Lamel
    [ ] FOR ALL EXCEPT
        (See instructions below)

INSTRUCTION: to withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: (X)

.........................................................................

2. PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005

               [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN

3. FOR SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF



          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                  PROMPTLY IN THE ENCLOSED ENVELOPE

.........................................................................





.........................................................................
To change the address on your account, please check the box at right [ ] indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
.........................................................................


Signature of Stockholder...........................  Date...............

Signature of Stockholder...........................  Date...............


Note: Please sign exactly as name appears below. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.